EXHIBIT 10.4

                                   PHYSICIANS

                           H E A L T H S E R V I C E S
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                       A Foundation Health Systems Company

June 10, 1998

Mr. Tom Wilfong
200 Bridlemere Avenue
Interlaken, NJ  07712

Dear Tom:

I would like to confirm the offer made to you for the Exempt position of President, New Jersey Operations. You will be reporting to the President and Chief Executive Officer for the Northeast Division of Foundation Health Systems, Inc. (FHS). Your new monthly base salary in this position, effective June 1, 1998, will be $12,500. Associates will be paid on a bi-weekly basis with 26 pay periods per year. We have also agreed to pay the monthly lease and insurance payment on a vehicle. You are also eligible for mileage reimbursement of .08 per mile.

You will also be eligible to participate in the FHS Executive Incentive Plan (`Plan') with a target opportunity of 40 percent of your base annualized salary for Plan year 1998 and 50 percent for Plan year 1999. Any plan bonus payments are governed by the provisions of the Plan and are dependent upon attainment of corporate, business entity and your individual goals.

As part of your long-term incentive program, you will be eligible to participate in the Company's stock option program. The Company's management will recommend to the Compensation and Stock Option Committee (hereafter "Committee") the number of shares that you will receive. It will be within the sole discretion of the Committee to determine whether the recommendation to grant you a specific number of shares will be approved. At all times, stock option grants remain within the sole discretion of the Committee.

You will participate in the FHS Choices benefit program. This cafeteria style plan includes medical, vision, dental, life insurance, long-term and short-term disability protection, an employee assistance program, participation in our 401(k) Plan, and participation in our Deferred Compensation Plan. You are also eligible to participate in the Senior Executive Retirement Plan ("SERP").

The employment relationship with the Company is at the mutual consent of each employee and the Company. Nothing in this offer letter is intended to guarantee your continued employment with the Company or employment for any specific length of time. While the Company hopes that the employment relationships will be mutually beneficial and rewarding, both you and the Company maintain the right to terminate the relationship at-will, at any time, with or without cause. In the event that your employment is terminated by the Company for any reason other that `cause', the Company will provide you with a minimum of sixty (60) days notice and a severance package, provided you agree to sign the Company's standard General Release Agreement, totaling one year of base salary in effect at the date of termination.

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Payment of the  severance  package will be made on a salary  continuation  basis until the sum of one year of base salary is paid in full. During this period of severance, the Company will pay the premium to provide you and your dependents medical and dental coverage under COBRA if you elect to continue your benefits under COBRA. Under the terms of this agreement, `cause' is defined as a felony conviction for fraud, misappropriation or embezzlement.

In accepting employment with the Company, you acknowledge that no Company representative has made an oral or written promise or representation contrary to the above paragraph and that this is the only agreement between you and the Company concerning the duration of your employment and the at-will nature of the employment relationship.

During your employment with the Company, you will have access to and become acquainted with certain proprietary and confidential information and practices ("Confidential Information"). Confidential information includes all information that is not generally known to the Company's competitors and the public, and that has or could have commercial value to the Company's business. It includes, but is not limited to, customer information, customer lists, and pricing methodology.

In accepting employment with the Company, you acknowledge and agree that all documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating the Company's business that you may prepare, use, observe, possess or control (including, but not limited to, any materials containing Confidential Information) shall be and remain the Company's sole property, and you agree not to make use of or disclose to any third party any such material, confidential or otherwise, except for the benefit of the Company and in the course of your employment with the Company. If your employment with the Company is terminated (voluntary or otherwise), you agree to deliver to the Company within five business days of termination all written and/or graphic records affecting or relating to the Company's business, including but not limited to material containing Confidential Information.

Finally, this letter sets forth all the terms of his offer of employment. Together it supersedes any previous and contemporaneous oral and written communications and representations. To confirm your acceptance of these terms please sign, date and return a copy of this letter. An additional copy of the offer letter is enclosed for your file.

Tom, we are excited about your accepting this new challenge and we know you can make significant contributions to our success. If you have any questions or wish to discuss this confirmation, please feel free to contact me.

Sincerely,



/s/ Jay Schwanz
Jay Schwanz
Director of Human Resources


cc:  B. Natt

              /s/ Thomas Wilfong                                   6/11/98
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                  Tom Wilfong                                        Date